Exhibit 2.1

     AGREEMENT AND PLAN OF MERGER

by and among

HUNTINGTON BANCSHARES INCORPORATED,

PENGUIN ACQUISITION, LLC

and

SKY FINANCIAL GROUP, INC.

_____________________

DATED AS OF DECEMBER 20, 2006

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1.	The Merger	1
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Conversion of Sky Capital Stock	2
1.5	Huntington Common Stock	3
1.6	Sky Equity and Equity-Based Awards	3
1.7	Articles of Organization and Limited Liability Company Agreement of the Surviving
	Company	5
1.8	Bylaws of Huntington; Governance	5
1.9	Tax Consequences	5
1.10	Dissenting Shares	5
1.11	Headquarters of Huntington and the Surviving Company	6

ARTICLE II

EXCHANGE OF SHARES

2.1	Huntington to Make Shares Available	6
2.2	Exchange of Shares	6
2.3	Withholding Rights	8

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SKY

3.1	Corporate Organization	9
3.2	Capitalization	9
3.3	Authority; No Violation	10
3.4	Consents and Approvals	11
3.5	Reports	12
3.6	Financial Statements	12
3.7	Broker’s Fees	13
3.8	Absence of Certain Changes or Events	13
3.9	Legal Proceedings	14
3.10	Taxes and Tax Returns	14
3.11	Employee Benefits	15
3.12	SEC Reports	18
3.13	Compliance with Applicable Law	18
3.14	Certain Contracts	19
3.15	Agreements with Regulatory Agencies	20
3.16	Derivative Transactions	21

i

3.17	Undisclosed Liabilities	21
3.18	Environmental Liability	22
3.19	Real Property	22
3.20	State Takeover Laws	23
3.21	Reorganization	23
3.22	Opinions	23
3.23	Internal Controls	23
3.24	Insurance	24
3.25	Sky Information	24
3.26	Investment Securities	24
3.27	Loan Portfolio	24
3.28	Intellectual Property	25

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HUNTINGTON AND MERGER SUB

4.1	Corporate Organization	26
4.2	Capitalization	27
4.3	Authority, No Violation	28
4.4	Consents and Approvals	29
4.5	Reports	29
4.6	Financial Statements	30
4.7	Broker’s Fees	30
4.8	Absence of Certain Changes or Events	31
4.9	Legal Proceedings	31
4.10	Taxes and Tax Returns	31
4.11	Employee Benefits	31
4.12	SEC Reports	34
4.13	Compliance with Applicable Law	34
4.14	Certain Contracts	35
4.15	Agreements with Regulatory Agencies	36
4.16	Derivative Transactions	36
4.17	Undisclosed Liabilities	37
4.18	Environmental Liability	37
4.19	Reorganization	37
4.20	Internal Controls	37
4.21	Huntington Information	38
4.22	Opinions	38
4.23	Cash Consideration	38

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	39
5.2	Sky Forbearances	39

5.3	Huntington Forbearances	42

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	43
6.2	Access to Information	44
6.3	Shareholder Approvals	45
6.4	Legal Conditions to Merger	45
6.5	Affiliates	45
6.6	Nasdaq Approval	45
6.7	Employee Matters	45
6.8	Indemnification; Directors’ and Officers’ Insurance	47
6.9	Additional Agreements	48
6.10	Advice of Changes	48
6.11	Dividends	48
6.12	Exemption from Liability Under Section 16(b)	48
6.13	No Solicitation	49
6.14	Transition	51
6.15	Commitments to Sky’s Communities	51

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Merger	52
7.2	Conditions to Obligations of Huntington and Merger Sub	52
7.3	Conditions to Obligations of Sky	53

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	54
8.2	Effect of Termination	55
8.3	Termination Fee	55
8.4	Amendment	56
8.5	Extension; Waiver	56

ARTICLE IX

GENERAL PROVISIONS

9.1	Closing	57
9.2	Nonsurvival of Representations, Warranties and Agreements	57
9.3	Expenses	57
9.4	Notices	57

9.5	Interpretation	58
9.6	Counterparts	58
9.7	Entire Agreement	58
9.8	Governing Law	59
9.9	Publicity	59
9.10	Assignment; Third Party Beneficiaries	59
9.11	Specific Performance	59

Exhibit A – Huntington Bylaw
Exhibit B – Form of Affiliate Letter

	INDEX OF DEFINED TERMS

		Section

Acquisition Proposal		6.13(a)
Agenc(y)(ies)		3.27(d)
Agreement		Preamble
Alternative Transaction		6.13(a)
Articles of Merger		1.2
Articles of Organization		1.7
Assumed Employees		6.7(a)
Assumed Stock Option		1.6(a)
Assumed Stock Unit Award		1.6(c)
Bank Subsidiary		3.15
BHC Act		3.1(b)
Cash Consideration		1.4(a)
Certificate		1.4(b)
Certificate of Merger		1.2
Closing		9.1
Closing Date		9.1
Code		Recitals
Confidentiality Agreement		6.2(b)
Contracts		5.2(j)
Controlled Group Liability		3.11
Credit Facilities		5.2(f)
Derivative Transaction		3.16
Dissenting Shareholder		1.10
Dissenting Shares		1.10
DPC Common Shares		1.4(a)
Effective Date		1.2
Effective Time		1.2
ERISA		3.11
ERISA Affiliate		3.11
ESPP		1.6(d)
Exchange Act		3.6
Exchange Agent		2.1
Exchange Fund		2.1
Exchange Ratio		1.6(a)
Federal Reserve Board		3.4
Form S-4		3.4
GAAP		3.1(c)
Governmental Entity		3.4
HSR Act		3.4
Huntington		Preamble
Huntington 10-Q		4.6
Huntington 2005 10-K		4.6
Huntington Benefit Plan		4.11

	v

Huntington Bylaws	4.1(b)
Huntington Charter	4.1(b)
Huntington Closing Price	1.6(a)
Huntington Common Stock	1.4(a)
Huntington Disclosure Schedule	Art. IV
Huntington Employment Agreement	4.11
Huntington Instrument of Indebtedness	4.14(a)
Huntington Material Contracts	4.14(a)
Huntington Plan	4.11
Huntington Preferred Stock	4.2(a)
Huntington Qualified Plans	4.11(d)
Huntington Recommendation	6.3
Huntington Regulatory Agreement	4.15
Huntington Reports	4.12
Huntington Stock Plans	4.2(a)
Huntington Stockholder Meeting	6.3
Huntington Subsidiary	3.1(c)
Indebtedness	3.14(b)
Indemnified Parties	6.8(a)
Injunction	7.1(e)
Intellectual Property	3.28
IRS	3.10(a)
Joint Proxy Statement	3.4
Leased Properties	3.19(c)
Leases	3.19(b)
Liens	3.2(b)
LLC Agreement	1.7
Loans	3.27(a)
Material Adverse Effect	3.1(c)
Materially Burdensome Regulatory Condition	6.1(b)
Maximum Amount	6.8(b)
Merger	Recitals
Merger Consideration	1.4(a)
Merger Sub	Preamble
Merger Sub Units	4.2(a)
MLLCA	1.1(a)
Multiemployer Plan	3.11
Multiple Employer Plan	3.11(f)
Nasdaq	1.6(a)
No-Shop Party	6.13(a)
OCC	3.4
OGCL	1.1(a)
Ohio DFI	3.4
Other Regulatory Approvals	3.4
Owned Properties	3.19(a)
PBGC	3.11(e)

Person	3.9(a)
Regulatory Agencies	3.5
Requisite Regulatory Approvals	7.1(c)
Sarbanes-Oxley Act	3.23(b)
SBA	3.4
SDAT	1.2
SEC	3.4
Section 16 Information	6.12
Shareholder Rights Agreement	3.2(a)
Sky	Preamble
Sky 10-Q	3.6
Sky 2005 10-K	3.6
Sky Articles	3.1(b)
Sky Benefit Plan	3.11
Sky Common Stock	1.4(a)
Sky Disclosure Schedule	Art. III
Sky Employment Agreement	3.11
Sky Insiders	6.12
Sky Instruments of Indebtedness	3.14(a)
Sky Material Contracts	3.14(a)
Sky Plan	3.11
Sky Qualified Plans	3.11(d)
Sky Recommendation	6.3
Sky Regulations	3.1(b)
Sky Regulatory Agreement	3.15
Sky Reports	3.12
Sky Restricted Shares	1.6(b)
Sky Shareholder Meeting	6.3
Sky Stock Option	1.6(a)
Sky Stock Plans	1.6(a)
Sky Stock Unit Awards	1.6(c)
Sky Subsidiary	3.1(c)
SRO	3.4
Stock Consideration	1.4(a)
Subsidiary	3.1(c)
Surviving Company	Recitals
Tax Return	3.10(c)
Tax(es)	3.10(b)
Termination Fee	8.3(a)
Third Party Leases	3.19(d)
Trust Account Common Shares	1.4(a)
Withdrawal Liability	3.11

AGREEMENT AND PLAN OF MERGER

                 AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2006 (this “Agreement”), by and among HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation (“Huntington”), PENGUIN ACQUISITION, LLC, a Maryland limited liability company and wholly owned subsidiary of Huntington that is disregarded as an entity separate from Huntington under Treasury Regulation Section 301.7701 -3 (“Merger Sub”) and SKY FINANCIAL GROUP, INC., an Ohio corporation (“Sky”).

W I T N E S S E T H:

                 WHEREAS, the Boards of Directors of Sky and Huntington, and the managing member of Merger Sub, have determined that it is in the best interests of their respective companies and their shareholders and stockholders and sole member, respectively, to consummate the strategic business combination transaction provided for in this Agreement in which Sky will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Merger Sub (the “Merger”), so that Merger Sub is the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”); and

                 WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

                 WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                 NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I THE MERGER

                 1.1        The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Ohio General Corporation Law (the “OGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”), at the Effective Time, Sky shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger, and shall continue its limited liability company existence under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Sky shall cease.

                 (b)        Huntington and Merger Sub may at any time change the method of effecting the combination (including by providing for the merger of Sky directly into Huntington, with Huntington surviving the merger), and Sky shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders or stockholders, as applicable, hereunder); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(a)) provided for in this Agreement, (ii) adversely affect the Tax treatment of Sky’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

                 1.2        Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with the Maryland State Department of Assessments and Taxation (“SDAT”) and the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Ohio on or before the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger and the Certificate of Merger. “Effective Date” shall mean the date on which the Effective Time occurs.

                 1.3        Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1701.82 of the OGCL and Section 4A-709 of the MLLCA.

                 1.4        Conversion of Sky Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Huntington, Merger Sub, Sky or the holder of any of the following securities:

                 (a)        Subject to Section 2.2(e), each share of the common stock, without par value, of Sky issued and outstanding immediately prior to the Effective Time (“Sky Common Stock”), except for shares of Sky Common Stock owned by Huntington, Merger Sub or Sky (other than shares of Sky Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Sky Common Stock held, directly or indirectly, by Huntington, Merger Sub or Sky in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) and for Dissenting Shares (as defined in Section 1.10), shall be converted into the right to receive (i) 1.098 shares (the “Stock Consideration”) of common stock, without par value, of Huntington (“Huntington Common Stock”) and (ii) an amount in cash equal to $3.023, without interest (the “Cash Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to collectively herein as the “Merger Consideration.”

                 (b)        All of the shares of Sky Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and, subject to Section 1.10, each certificate previously representing any such shares of Sky Common Stock (each a “Certificate”) shall thereafter represent only the right to receive (A) the Merger Consideration and (B) cash in lieu of fractional shares into which the shares of Sky Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e), as well as any dividends or distributions to which holders of Sky Common Stock are entitled in accordance with Section 2.2(b). If, prior to the Effective Time, the outstanding shares of Huntington Common Stock or Sky Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

                 (c)        Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Sky Common Stock that are owned by Sky, Huntington or Merger Sub (other than Trust Account Common Shares and DPC Common Shares) shall be cancelled and shall cease to exist and no stock of Huntington or Merger Sub or other consideration shall be delivered in exchange therefor.

                 1.5        Huntington Common Stock. At and after the Effective Time, each share of Huntington capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

                 1.6        Sky Equity and Equity-Based Awards. (a) Sky Stock Options. Effective as of the Effective Time, each then outstanding option to purchase shares of Sky Common Stock (each a “Sky Stock Option”), pursuant to the equity-based compensation plans identified on Section 3.11(a) of the Sky Disclosure Schedule (the “Sky Stock Plans”) and the award agreements evidencing the grants thereunder, granted to any current or former employee or director of, or consultant to, Sky or any of its Subsidiaries shall immediately vest and become exercisable and shall be assumed by Huntington and converted into an option to purchase a number of shares of Huntington Common Stock (an “Assumed Stock Option”) equal to (i) the number of shares of Sky Common Stock subject to such Sky Stock Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (rounded down to the nearest whole share); and the per share exercise price for Huntington Common Stock issuable upon the exercise of such Assumed Stock Option shall be equal to (i) the exercise price per share of Sky Common Stock at which such Sky Stock Option was exercisable immediately prior to the Effective Time divided by (ii) the Exchange Ratio (rounded up to the nearest whole cent); provided, however, that in the case of any Sky Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, Huntington shall use reasonable best efforts to procure compliance with Section 424(a) of the Code. Except as otherwise provided herein, the Assumed Stock Options shall be subject to the same terms and conditions (including expiration date and exercise provisions, after taking into account the accelerated vesting of the Sky Stock Options as of the Effective Time) as were applicable to the corresponding Sky Stock Options immediately prior to the Effective Time.

                 “Exchange Ratio” shall mean the sum of (x) the Stock Consideration and (y) the quotient of the Cash Consideration divided by the Huntington Closing Price, rounded to the nearest one ten thousandth.

                 “Huntington Closing Price” shall mean the average, rounded to the nearest one ten thousandth, of the closing sale prices of Huntington Common Stock on the Nasdaq Stock Market (the “Nasdaq”) as reported by The Wall Street Journal for the five full Nasdaq trading days immediately preceding (but not including) the Effective Date (as defined in Section 1.2).

                 (b)        Sky Restricted Shares. Effective immediately prior to the Effective Time, any restrictions or vesting requirements with respect to outstanding restricted shares of Sky Common Stock granted to any employee or director of Sky or any of its Subsidiaries under any Sky Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Sky Restricted Shares”) (and any accrued dividends thereon) shall lapse and such shares shall vest in full. As of the Effective Time, each Sky Restricted Share shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive the Merger Consideration; provided, however, that, upon the lapsing of restrictions with respect to each such Sky Restricted Share Right, in addition to the entitlement to withhold under Section 2.3, Huntington, Merger Sub or Sky as applicable, shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax law with respect to the lapsing of such restrictions (without duplication with respect to amounts withheld under Section 2.3).

                 (c)        Stock Units. As of the Effective Time, each outstanding stock unit denominated in shares of Sky Common Stock granted to, or held in a deferral account for the benefit of, any employee or director of Sky or any of its Subsidiaries under any Sky Stock Plan or non-qualified deferred compensation or retirement plan that is unsettled immediately prior to the Effective Time (collectively, the “Sky Stock Unit Awards”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Huntington and converted into the right to receive the number of shares of Huntington Common Stock (or an amount in respect thereof for cash settled Sky Stock Unit Awards) equal to the number of shares of Sky Common Stock underlying or subject to the Sky Stock Unit Award, multiplied by the Exchange Ratio (rounded down to the nearest whole number of shares of Huntington Common Stock) (each an “Assumed Stock Unit Award”). Each Assumed Stock Unit Award shall have the same terms and conditions as were in effect immediately prior to the Effective Time, except that any vesting requirements of the Sky Stock Unit Awards shall lapse or be deemed satisfied effective as of the Effective Time.

                 (d)        ESPP. Sky shall take all action as is necessary to cause Sky’s Employee Stock Purchase Plan (the “ESPP”) to be suspended effective as of Sky's payroll period ending immediately prior to the Effective Time, such that the offering period in effect as of such date will be the final offering period under the ESPP, and, as of the Effective Time and subject to the consummation of the transactions contemplated by this Agreement, Sky shall terminate the ESPP.

                 (e)        Reservation of Shares. Huntington has taken all corporate actions necessary to reserve for issuance a sufficient number of shares of Huntington Common Stock upon the exercise of the Assumed Stock Options and Assumed Stock Unit Awards. As soon as practicable following the Closing, Huntington shall file a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the issuance of the shares of Huntington Common Stock subject to the Assumed Stock Options and Assumed Stock Unit Awards and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such equity awards remain outstanding.

                 1.7        Articles of Organization and Limited Liability Company Agreement of the Surviving Company. The articles of organization of Merger Sub (the “Articles of Organization”) as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Company until thereafter amended in accordance with applicable law. The limited liability company agreement of Merger Sub (the “LLC Agreement”) as in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with applicable law.

                 1.8        Bylaws of Huntington; Governance. At the Effective Time, the Huntington Bylaws, as amended to reflect the terms of Exhibit A hereof, shall be the Bylaws of Huntington until thereafter amended in accordance with applicable law. Prior to the Effective Time, Huntington shall take all actions necessary to adopt the amendment to the By-laws of Huntington provided for in Exhibit A hereto and to effect the requirements and adopt the resolutions referenced therein. On or prior to the Effective Time, Huntington’s Board of Directors shall cause the number of directors that will comprise the full Board of Directors of Huntington to be fifteen (15). The initial Board of Directors of Huntington at the Effective Time shall be comprised of nine (9) current non-employee Huntington directors designated by Huntington, the current Chief Executive Officer of Huntington, four (4) current non-employee Sky directors designated by Sky, and the current Chief Executive Officer of Sky. In accordance with, and to the extent provided in, the By-laws of Huntington (as amended as provided in Exhibit A), (i) effective as of the Effective Time, Mr. Thomas E. Hoaglin shall continue to serve as Chairman of the Board and Chief Executive Officer of Huntington, and Mr. Mr. Marty E. Adams shall become President and Chief Operating Officer of Huntington, and (ii) Mr. Adams shall be the successor to Mr. Hoaglin as Chief Executive Officer of Huntington, with such succession to become effective as of December 31, 2009 or any such earlier date as of which Mr. Hoaglin ceases for any reason to serve in the position of Chief Executive Officer of Huntington.

                 1.9        Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

                 1.10      Dissenting Shares. No outstanding shares of Sky Common Stock as to which rights have been asserted pursuant to Section 1701.85 of the OGCL and duly perfected in accordance therewith and not effectively withdrawn (“Dissenting Shares”) shall be converted into or represent a right to receive the Merger Consideration in the Merger, and the holder thereof shall be entitled only to such rights as are granted by the OGCL. Sky shall give Huntington and Merger Sub (i) prompt notice upon receipt by Sky of the assertion of any such rights and of withdrawals thereof (any holder of such shares, a “Dissenting Shareholder”) and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Sky shall not, without the prior written consent of Huntington and Merger Sub, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment, such holder’s shares of the Sky Common Stock shall be converted into a right to receive the Merger Consideration in accordance with Section 1.4(a) and the other applicable provisions of this Agreement.

                 1.11        Headquarters of Huntington and the Surviving Company. From and after the Effective Time, the location of the headquarters and principal executive offices of Huntington and the Surviving Company shall be Columbus, Ohio.

ARTICLE II

EXCHANGE OF SHARES

                 2.1        Huntington to Make Merger Consideration Available. As promptly as practicable following the Effective Time, Huntington shall deposit, or shall cause to be deposited, with a bank or trust company Subsidiary of Huntington, or another bank or trust company reasonably acceptable to each of Sky and Huntington (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (i) certificates representing the shares of Huntington Common Stock sufficient to deliver the aggregate Stock Consideration, (ii) immediately available funds equal to any dividends or distributions payable in accordance with Section 2.2(b), (iii) immediately available funds equal to the aggregate Cash Consideration and (iv) cash in lieu of any fractional shares (such cash and certificates for shares of Huntington Common Stock, collectively being referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(e) in exchange for outstanding shares of Sky Common Stock (other than Dissenting Shares).

                 2.2        Exchange of Shares. (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates (except to the extent representing Dissenting Shares) a letter of transmittal in customary form as prepared by Huntington and reasonably acceptable to Sky (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares into which the shares of Sky Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing the number of whole shares of Huntington Common Stock to which such holder of Sky Common Stock shall have become entitled pursuant to the provisions of Article I, (ii) a check representing the amount of the aggregate Cash Consideration (rounded up to the nearest whole cent) and any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and (iii) a check representing the amount of any dividends or distributions then payable pursuant to Section 2.2(b)(i), and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each Certificate shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration, together with any cash in lieu of fractional shares and any dividends or distributions as contemplated by Section 2.2(b).

                 (b)        No dividends or other distributions declared with respect to Huntington Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive (i) the amount of any dividends or distributions with a record date prior to the Effective Time which have been declared by Sky in respect of the shares of Sky Common Stock after the date of this Agreement in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of Huntington Common Stock represented by such Certificate, and (iii), at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of Huntington Common Stock represented by such Certificate.

                 (c)        If any certificate representing shares of Huntington Common Stock is to be issued in, or any cash is paid to, a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance or payment thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment or issuance in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

                 (d)        After the Effective Time, there shall be no transfers on the stock transfer books of Sky of the shares of Sky Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Sky Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

                 (e)        Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Huntington Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Huntington Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Huntington. In lieu of the issuance of any such fractional share, Huntington shall pay to each former shareholder of Sky who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) Huntington Closing Price by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Huntington Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

                 (f)        Any portion of the Exchange Fund that remains unclaimed by the shareholders of Sky as of the first anniversary of the Effective Time shall be paid to Huntington. Any former shareholders of Sky who have not theretofore complied with this Article II shall thereafter look only to Huntington for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions payable in accordance with Section 2.2(b) in respect of each share of Sky Common Stock, as the case may be, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Huntington, Merger Sub, Sky, the Exchange Agent or any other person shall be liable to any former holder of shares of Sky Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 (g)        In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Huntington, the posting by such person of a bond in such amount as Huntington may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                 2.3        Withholding Rights. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, Huntington) shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of Huntington Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) hereof and any other cash amounts otherwise payable pursuant to this Agreement to any holder of Sky Common Stock such amounts as the Exchange Agent or Huntington, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Huntington, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Sky Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Huntington, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SKY

                 Except as disclosed in a correspondingly numbered section of the disclosure schedule (the “Sky Disclosure Schedule”) delivered by Sky to Huntington and Merger Sub prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Sky’s covenants contained herein, provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Sky), Sky hereby represents and warrants to Huntington and Merger Sub as follows:

3.1 Corporate Organization.

                 (a)        Sky is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Sky has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

                 (b)        Sky is duly registered as a bank holding company and is a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Amended and Restated Articles of Incorporation of Sky (the “Sky Articles”) and the Amended and Restated Regulations of Sky (the “Sky Regulations”), as in effect as of the date of this Agreement, have previously been made available to Huntington.

                 (c)        Each of Sky’s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Sky. As used in this Agreement, (i) the word “Subsidiary” when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Sky Subsidiary” and “Huntington Subsidiary” shall mean any direct or indirect Subsidiary of Sky or Huntington, respectively, and (ii) the term “Material Adverse Effect” means, with respect to Huntington, Merger Sub, Sky or the Surviving Company, as the case may be, a material adverse effect on (A) the business, results of operations or financial condition of such party and its Subsidiaries (as defined above) taken as a whole (provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities (as defined in Section 3.4), (3) actions or omissions of Huntington, Merger Sub or Sky taken with the prior written consent of the other or required hereunder, (4) changes, after the date hereof, in general economic or market conditions affecting banks or their holding companies generally except to the extent that such changes have a materially disproportionate adverse effect on such party, or (5) consummation or public disclosure of the transactions contemplated hereby), or (B) the ability of such party to timely consummate the transactions contemplated by this Agreement. Section 3.1(c) of the Sky Disclosure Schedule sets forth all material nonconsolidated subsidiaries of Sky.

                 3.2        Capitalization. (a) The authorized capital stock of Sky consists of 350,000,000 shares of Sky Common Stock, of which, as of December 18, 2006, 116,713,521 shares were issued and outstanding, and 10,000,000 shares of serial preferred stock, par value

$10.00 per share, of which as of the date hereof, no shares were issued and outstanding. As of December 18, 2006, 1,731,463 shares of Sky Common Stock were held in Sky’s treasury. As of December 18, 2006, no shares of Sky Common Stock were reserved for issuance except for 7,431,645 shares of Sky Common Stock reserved for issuance upon the exercise of Sky Stock Options issued pursuant to the Sky Stock Plans. All of the issued and outstanding shares of Sky Common Stock have been, and all shares of Sky Common Stock that may be issued upon the exercise of the Sky Stock Options will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement, the Sky Stock Plans and the Shareholder Rights Agreement dated as of July 21, 1998 by and between Sky and The Citizens Banking Company (the “Shareholder Rights Agreement”), Sky does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Sky Common Stock or any other equity securities of Sky or any securities representing the right to purchase or otherwise receive any shares of Sky Common Stock. Sky has provided Huntington with a true and complete list of all the Sky Stock Options outstanding under the Sky Stock Plans as of December 18, 2006, the number of shares subject to each such Sky Stock Option, the grant date of each such Sky Stock Option, the vesting schedule of each such Sky Stock Option and the exercise price for each such Sky Stock Option; since December 18, 2006 through the date hereof, Sky has not issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under the Sky Stock Plans.

                 (b)        All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Sky are owned by Sky, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (other than Liens for property Taxes not yet due and payable, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. §§ 55) and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

                 3.3        Authority; No Violation. (a) Sky has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sky. The Board of Directors of Sky has determined that this Agreement and the transactions contemplated hereby are in the best interests of Sky and its shareholders and has directed that this Agreement and the transactions contemplated by this Agreement be submitted to Sky’s shareholders for adoption at a duly held meeting of such shareholders and, except for the approval of this Agreement and the transactions contemplated by this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Sky Common Stock entitled to vote on such proposal at such meeting at which a quorum is present, no other corporate proceedings on the part of Sky are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sky and (assuming due authorization, execution and delivery by

Huntington and Merger Sub) constitutes the valid and binding obligation of Sky, enforceable against Sky in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

                 (b)        Neither the execution and delivery of this Agreement by Sky nor the consummation by Sky of the transactions contemplated hereby, nor compliance by Sky with any of the terms or provisions of this Agreement, will (i) violate any provision of the Sky Articles or the Sky Regulations or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction (as defined in Section 7.1(e)) applicable to Sky, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Sky or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Sky or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Sky.

                 3.4        Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the merger of the national and/or state Bank Subsidiaries of Sky and Huntington, the filing of applications and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”) or the Division of Financial Institutions of the Ohio Department of Commerce (the “Ohio DFI”) and the Federal Reserve Board, and approval of such applications and notice, (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other regulatory authorities and approval of such applications and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meetings of Sky’s shareholders and Huntington’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Joint Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with and the acceptance for record by the SDAT pursuant to the MLLCA and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL, (v) any notices to or filings with the Small Business Administration (the “SBA”), (vi) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules of the Nasdaq, or that are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Huntington Common Stock pursuant to this Agreement, (ix) the adoption of this Agreement by the requisite vote of shareholders of Sky and (x) filings, if any, required as a result of the particular status of Huntington or Merger Sub, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Sky of this Agreement and (B) the consummation by Sky of the Merger and the other transactions contemplated by this Agreement.

                 3.5        Reports. Sky and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2004 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) the OCC or any state regulatory authority, (iv) the SEC, (v) any foreign regulatory authority and (vi) any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Sky and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Sky, investigation into the business or operations of Sky or any of its Subsidiaries since January 1, 2004. There (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Sky or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Sky since January 1, 2004.

                 3.6        Financial Statements. Sky has previously made available to Huntington copies of (i) the consolidated balance sheets of Sky and its Subsidiaries as of December 31, 2003, 2004 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended as reported in Sky’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (as amended prior to the date hereof, the “Sky 2005 10-K”) filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), accompanied by the audit reports of Deloitte & Touche LLP, independent public accountants with respect to Sky for the years ended December 31, 2003, 2004 and 2005, and (ii) the unaudited consolidated balance sheets of Sky and its Subsidiaries as of September 30, 2005 and 2006, and the related consolidated statements of income, changes in shareholders equity and cash flows of the three- and nine-month periods then ended, as reported in Sky’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 (the “Sky 10-Q”). The December 31, 2005 consolidated balance sheet of Sky (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Sky and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in shareholders equity and consolidated financial position of Sky and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Sky and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

                 3.7        Broker’s Fees. Neither Sky nor any Sky Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Sandler O’Neill & Partners, L.P.; and a true and complete copy of the agreement with respect to such engagement has previously been made available to Huntington.

                 3.8        Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or as publicly disclosed in the Forms 10-K, 10-Q and 8-K and any registration statements, proxy statements or prospectuses comprising the Sky Reports (as defined in Section 3.12) filed prior to the date of this Agreement, since December 31, 2005 through the date hereof, Sky and its Subsidiaries have conducted their respective businesses, in all material respects, only in the ordinary course consistent with past practice and there has not been:

                 (a)        any Material Adverse Effect with respect to Sky;

                 (b)        any issuance or awards of Sky Stock Options, restricted shares or other equity-based awards in respect of Sky Common Stock to any director, officer or employee of Sky or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

                 (c)        any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Sky’s capital stock, other than regular quarterly cash dividends not in excess of $0.25 per share on Sky Common Stock;

                 (d)       except as required by the terms of any Sky Benefit Plans (as defined below) or by applicable Law, (i) any granting by Sky or any of its Subsidiaries to any current or former director, officer or employee of any increase in compensation, bonus or other benefits, except for any such increases to employees who are not current or former directors or officers in the ordinary course of business consistent with past practice, (ii) any granting by Sky or any of its Subsidiaries to any current or former director or officer of any increase in severance or termination pay, or (iii) any entry by Sky or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director or officer;

                 (e)        any change in any material respect in accounting methods, principles or practices by Sky affecting its assets, liabilities or business, other than changes after the date hereof to the extent required by a change in GAAP or regulatory accounting principles;

                 (f)        any material Tax election or change in or revocation of any material Tax election, material amendment to any Tax return, closing agreement with respect to a material amount of Taxes, or settlement or compromise of any material income Tax liability by Sky or its Subsidiaries;

                 (g)       any material change in its investment or risk management or other similar policies; or

                 (h)       any agreement or commitment (contingent or otherwise) to do any of the foregoing.

                 3.9       Legal Proceedings. (a) Except as set forth in Section 3.9 of the Sky Disclosure Schedule, there is no pending, or, to Sky’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any individual, partnership, corporation, trust, joint venture, organization or other entity (collectively, “Person”) or Governmental Entity that is material to Sky and its Subsidiaries, taken as a whole, in each case with respect to Sky or any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations.

                 (b)        There is no material Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries) imposed upon Sky, any of its Subsidiaries or the assets of Sky or any of its Subsidiaries.

                 3.10     Taxes and Tax Returns. (a) Each of Sky and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld all Taxes shown thereon as arising and has duly and timely paid or withheld all material Taxes that are due and payable or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Sky’s most recent consolidated financial statements. Neither Sky nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. The federal income Tax Returns of Sky and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) for all years to and including 2004. All assessments for Taxes of Sky or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigation have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for material Taxes upon Sky or any of its Subsidiaries. There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of Sky or any of its Subsidiaries. Neither Sky nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Sky and its Subsidiaries). Neither Sky nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Sky) or (B) has any liability for the Taxes of any person (other than Sky or any of its Subsidiaries) under Treasury Regulation Section 1.1502 -6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise. Neither Sky nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Sky nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011 -4(b)(1). No share of Sky Common Stock is owned by a Subsidiary of Sky. Sky is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

     (c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

     3.11 Employee Benefits. For purposes of this Agreement, the following terms shall have the following meaning:

     “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code other than such liabilities that arise solely out of, or relate solely to, the Sky Benefit Plans.

     A “Sky Benefit Plan” means any material employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Sky or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Sky or any of its Subsidiaries or to which Sky or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

                 “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                 “Sky Employment Agreement” means a contract, offer letter or agreement of Sky or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Sky or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

                 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

                 “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

                 “Sky Plan” means any Sky Benefit Plan other than a Multiemployer Plan.

                 “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

                 (a)        Section 3.11(a) of the Sky Disclosure Schedule includes a complete list of all material Sky Benefit Plans and all material Sky Employment Agreements.

                 (b)        With respect to each Sky Plan, Sky has delivered or made available to Huntington a true, correct and complete copy of: (i) each writing constituting a part of such Sky Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. Sky has delivered or made available to Huntington a true, correct and complete copy of each material Sky Employment Agreement.

                 (c)        All material contributions required to be made to any Sky Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Sky Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements to the extent required by GAAP. Each Sky Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

                 (d)        With respect to each Sky Plan, Sky and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Sky Plans. Each Sky Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Sky Plan or the imposition of any material lien on the assets of Sky or any of its Subsidiaries under ERISA or the Code. Section 3.11(d) of the Sky Disclosure Schedule identifies each Sky Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Sky Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Sky Qualified Plan and the related trust that has not been revoked or Sky is entitled to rely on a favorable opinion issued by the IRS, and, to the knowledge of Sky, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Sky Qualified Plan or the related trust. No trust funding any Sky Plan is intended to meet the requirements of Code Section 501(c)(9). None of Sky and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Sky Plans or their related trusts, Sky, any of its Subsidiaries or any person that Sky or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

                 (e)        With respect to each Sky Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and, (ii) except as would not have, individually or in the aggregate, a Material Adverse Effect: (A) the fair market value of the assets of such Sky Plan equals or exceeds the actuarial present value of all accrued benefits under such Sky Plan (whether or not vested) on a termination basis; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (C) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or would reasonably be expected to be incurred by Sky or any of its Subsidiaries; and (E) the PBGC has not instituted proceedings to terminate any such Sky Plan and, to Sky’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Sky Plan.

                 (f)        (i) No Sky Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Sky and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Sky and its Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Sky or any of its Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the Sky Benefit Plans. Without limiting the generality of the foregoing, neither Sky nor any of its Subsidiaries, nor, to Sky’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

                 (g)        Sky and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Sky and its Subsidiaries.

                 (h)        Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Sky or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

                 (i)        No labor organization or group of employees of Sky or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Sky’s knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of Sky and its Subsidiaries is in material compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

                 3.12      SEC Reports. Sky has previously made available to Huntington an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2004 by Sky with the SEC pursuant to the Securities Act or the Exchange Act (the “Sky Reports”), and prior to the date of this Agreement and (ii) communication mailed by Sky to its shareholders since January 1, 2004 and prior to the date of this Agreement, and no such Sky Report or communication, as of the date of such Sky Report or communication, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2004, as of their respective dates, all Sky Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

                 3.13       Compliance with Applicable Law. (a) Sky and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Sky or any of its Subsidiaries (including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act and applicable limits on loans to one borrower), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Sky.

                 (b)        Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Sky, Sky and each Sky Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Sky, any Sky Subsidiary, or any director, officer or employee of Sky or of any Sky Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Sky, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Sky, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

                 (c)        Since the enactment of the Sarbanes-Oxley Act, Sky has been in compliance in all material respects with (i) applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

                 3.14     Certain Contracts. (a) Except as set forth in the exhibit index for Sky’s Annual Report on Form 10-K for the year ended December 31, 2005 or as permitted pursuant to Section 5.2 hereof or as set forth on Section 3.14 of Sky Disclosure Schedule, neither Sky nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurring of Indebtedness (as defined below) by Sky or any of its Subsidiaries in an amount in excess in the aggregate of $20,000,000, other than those having a term of 30 days or less and other than deposit liabilities (collectively, “Sky Instruments of Indebtedness”), (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any material respect (A) the ability of Sky or its Subsidiaries to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of Sky and its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Huntington and its Subsidiaries, is or would be conducted, (iv) any contract or agreement providing for any payments that are conditioned, in whole or in part, on a change of control of Sky or any of its Subsidiaries, (v) any collective bargaining agreement, (vi) any agreement providing for the indemnification by Sky or a Subsidiary of Sky of any Person other than customary agreements with directors or officers of Sky and other than with vendors providing goods or services to Sky or its Subsidiaries where the potential indemnity obligations thereunder are not reasonably expected to be material to Sky, (vii) any joint venture or partnership agreement material to Sky, (viii) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Sky or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (ix) any employment agreement with, or any agreement or arrangement that contains any severance pay or post-employment liabilities or obligations to, any current or former director, officer or employee of Sky or its Subsidiaries, (x) any material agreement regarding any agent bank or other similar relationships with respect to lines of business, (xi) any material agreement that contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party, (xii) any agreement material to Sky and its Subsidiaries taken as a whole pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether Sky or its Subsidiary is the licensee or licensor thereunder, (xiii) any agreement pursuant to which Sky or any of its Subsidiaries leases real property, (xiv) any contract or agreement material to Sky and its Subsidiaries taken as a whole providing for the outsourcing or provision of servicing of customers, technology or product offerings of Sky or its Subsidiaries, and (xv) any contract or other agreement not made in the ordinary course of business which (A) is material to Sky and its Subsidiaries taken as a whole or (B) which would reasonably be expected to materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (the agreements, contracts and obligations of the type described in clauses (i) through (xv) being referred to herein as “Sky Material Contracts”).

                 (b)        Each Sky Material Contract is valid and binding on Sky (or, to the extent a Subsidiary of Sky is a party, such Subsidiary) and, to the knowledge of Sky, any other party thereto and is in full force and effect. Neither Sky nor any of its Subsidiaries is in breach or default under any Sky Material Contract except where any such breach or default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Sky and its Subsidiaries, taken as a whole. Neither Sky nor any Subsidiary of Sky knows of, or has received notice of, any violation or default under (nor, to the knowledge of Sky, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Sky Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Sky and its Subsidiaries, taken as a whole. Prior to the date hereof, Sky has made available to Huntington true and complete copies of all Sky Material Contracts. There are no provisions in any Sky Instrument of Indebtedness that provide any restrictions on the repayment of the outstanding Indebtedness thereunder, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of the repayment of the outstanding Indebtedness thereunder prior to expiration. For purposes of this Agreement, “Indebtedness” of a Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes and similar agreements, (iii) all leases of such Person capitalized pursuant to GAAP, and (iv) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions.

                 3.15        Agreements with Regulatory Agencies. Neither Sky nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2004, a recipient of any supervisory letter from, or since January 1, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Sky Disclosure Schedule, a “Sky Regulatory Agreement”), nor has Sky or any of its Subsidiaries been advised since January 1, 2004 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Sky Regulatory Agreement. Each depository institution Subsidiary (“Bank Subsidiary”) of Sky is, and to the knowledge of Sky, there has not been any event or occurrence since January 1, 2004 that could reasonably be expected to result in a determination that any such Bank Subsidiary is not “well capitalized” and “well managed” as a matter of U.S. federal banking law. Each Bank Subsidiary of Sky has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

                 3.16        Derivative Transactions. Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Sky, (i) all Derivative Transactions, whether entered into for the account of Sky or for the account of a customer of Sky or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and other policies, practices and procedures employed by Sky and its Subsidiaries and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Sky or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect, (ii) Sky and its Subsidiaries have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and, (iii) to Sky’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. A “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

                 3.17        Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Sky included in the Sky 10-Q (including any notes thereto) (ii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby and (iii)for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006, since such date, neither Sky nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Sky.

                 3.18        Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Sky of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Sky, which liability or obligation is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Sky. To the knowledge of Sky, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Sky. Sky is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Sky.

                 3.19        Real Property.

                 (a)          Each of Sky and its Subsidiaries has good title free and clear of all Liens to all real property owned by such entities (the “Owned Properties”), except for Liens that do not materially detract from the present use of such real property.

                 (b)        A true and complete copy of each agreement pursuant to which Sky or any of its Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”) has heretofore been made available to Huntington. Each Lease is valid, binding and enforceable against Sky or its applicable Subsidiary in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no defaults by Sky or any of its Subsidiaries, as applicable, under any of the Leases which, in the aggregate, would result in the termination of such Leases and a Material Adverse Effect on Sky. The consummation of the transactions contemplated by this Agreement will not cause defaults under the Leases, except for any such default which would not individually or in the aggregate, have a Material Adverse Effect on Sky and its Subsidiaries taken as a whole.

                 (c)        The Owned Properties and the properties (the “Leased Properties”) leased pursuant to the Leases constitute all of the real estate on which Sky and its Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on Sky and its Subsidiaries taken as a whole.

                 (d)       A true and complete copy of each agreement pursuant to which Sky or any of its Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been made available to Huntington. Each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no existing defaults by the tenant under any Third Party Lease which, in the aggregate, would result in the termination of such Third Party Leases except for any such default which would not reasonably be expected to result in a Material Adverse Effect on Sky and its Subsidiaries taken as a whole.

                 3.20        State Takeover Laws . The Board of Directors of Sky has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions the provisions of Chapter 1704 and Section 1707.043 of the OGCL and all other similar “takeover” or “interested shareholder” law. Sky has taken all action necessary so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Sky Shareholder Rights Agreement or enable or require the rights issuable thereunder to be exercised, distributed or triggered.

                 3.21        Reorganization. As of the date of this Agreement, Sky is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

                 3.22        Opinion. Prior to the execution of this Agreement, Sky has received an opinion from Sandler O’Neill & Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the shareholders of Sky from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

                 3.23        Internal Controls. (a) None of Sky or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. Sky and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

                 (b)        Sky (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Sky including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Sky by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Sky’s outside auditors and the audit committee of Sky’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Sky’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Sky’s internal controls over financial reporting. These disclosures were made in writing by management to Sky’s auditors and audit committee and a copy has previously been made available to Huntington. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), without qualification, when next due.

                 (c)        Since December 31, 2005, (i) through the date hereof, neither Sky nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Sky or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Sky or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Sky or any of its Subsidiaries, whether or not employed by Sky or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Sky or any of its officers, directors, employees or agents to the Board of Directors of Sky or any committee thereof or to any director or officer of Sky.

                 3.24        Insurance. Sky and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.

                 3.25        Sky Information. The information relating to Sky and its Subsidiaries contained in the Joint Proxy Statement and the Form S-4, or that is provided by Sky or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Huntington, Merger Sub or any of their Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                 3.26        Investment Securities. Except where failure to be true would not reasonably be expected to have a Material Adverse Effect on Sky, (a) each of Sky and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Sky or its Subsidiaries, and such securities are valued on the books of Sky in accordance with GAAP in all material respects, and (b) Sky and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures which Sky believes are prudent and reasonable in the context of such businesses.

                 3.27        Loan Portfolio. (a) Section 3.27 of the Sky Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of November 30, 2006, of all loan agreements, notes or borrowing arrangements (including leases and credit enhancements) payable to Sky or its Subsidiaries (collectively, “Loans”), other than “non-accrual” Loans, and (ii) the aggregate outstanding principal amount, as of November 30, 2006, of all “non-accrual”

Loans. As of November 30, 2006, Sky and its Subsidiaries, taken as a whole, did not have outstanding Loans and assets classified as “Other Real Estate Owned” with an aggregate then outstanding, fully committed principal amount in excess of that amount set forth on Section 3.27 of the Sky Disclosure Schedule.

                 (b)        Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). All Loans originated by Sky or its Subsidiaries, and all such Loans purchased, administered or serviced by Sky or its Subsidiaries, were made or purchased and/or are administered or serviced, as applicable, in accordance with customary lending standards of Sky or its Subsidiaries, as applicable. All such Loans (and any related guarantees) and payments due thereunder are, and on the Effective Date will be, free and clear of any Lien, and Sky or its Subsidiaries has complied in all material respects, and on the Effective Date will have complied in all material respects, with all laws and regulations relating to such Loans.

                 (c)        None of the agreements pursuant to which Sky or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

                 (d)        Each of Sky and each Sky Subsidiary, as applicable, is approved by and is in good standing as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation to originate and service conventional residential mortgage Loans (each such entity being referred to herein as an “Agency” and, collectively, the “Agencies”).

                 (e)        None of Sky or any of its Subsidiaries is now nor has it ever been since January 1, 2004 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Agency or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. Neither Sky nor any of its Subsidiaries has received any notice that any Agency proposes to limit or terminate the underwriting authority of Sky or any of its Subsidiaries or to increase the guarantee fees payable to any such Agency.

                 (f)        Each of Sky and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

                 3.28        Intellectual Property. Sky and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in the conduct of its business as currently conducted that is material to Sky and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to have a Material Adverse Effect on Sky, (i) the use of any Intellectual Property by Sky and its Subsidiaries does not, to the knowledge of Sky, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Sky or any Subsidiary acquired the right to use any Intellectual Property; (ii) no person is challenging, infringing on or otherwise violating any right of Sky or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Sky or its Subsidiaries; and (iii) neither Sky nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Sky and its Subsidiaries and no Intellectual Property owned and/or licensed by Sky or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HUNTINGTON AND MERGER SUB

                 Except as disclosed in a correspondingly numbered section of the disclosure schedule (the “Huntington Disclosure Schedule”) delivered by Huntington and Merger Sub to Sky prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Huntington’s covenants contained herein, provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on Huntington or Merger Sub), Huntington and Merger Sub, jointly and severally, hereby represent and warrant to Sky as follows:

                 4.1        Corporate Organization. (a) Huntington is a corporation duly organized, validly existing under the laws of the State of Maryland and in good standing with SDAT. Huntington has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

                 (b)        Huntington is duly registered as a bank holding company and is a financial holding company under the BHC Act. True and complete copies of the Charter (the “Huntington Charter”) and Bylaws of Huntington (“Huntington Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Sky.

                 (c)        Each Huntington Subsidiary (including, without limitation, Merger Sub) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington. Merger Sub was formed solely for the purposes of engaging in the transactions contemplated by this Agreement, and since its date of formation, has not engaged in any activities nor conducted its operation other than in connection with or as contemplated by this Agreement. True and complete copies of Merger Sub’s Articles of Organization and LLC Agreement, in effect as of the date of this Agreement, have previously been made available to Sky. Section 4.1(c) of the Huntington Disclosure Schedule sets forth all material nonconsolidated subsidiaries of Huntington.

                 4.2        Capitalization. (a) The authorized capital stock of Huntington consists of 500,000,000 shares of Huntington Common Stock, of which, as of December 15, 2006, 235,220,512 shares were issued and outstanding, and 6,617,808 shares of preferred stock, no par value (the “Huntington Preferred Stock”), of which, as of the date hereof, no shares were issued and outstanding. As of December 15, 2006, no more than 22,645,743 shares of Huntington Common Stock were held in Huntington’s treasury. As of the date hereof, no shares of Huntington Common Stock or Huntington Preferred Stock were reserved for issuance, except for 26,513,240 shares of Huntington Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Huntington in effect as of the date of this Agreement (the “Huntington Stock Plans”). All of the issued and outstanding shares of Huntington Common Stock have been, and all shares of Huntington Common Stock that may be issued pursuant to the Huntington Stock Plans will be, when issued in accordance with the terms thereof, duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The total equity interests in Merger Sub consists of 100 outstanding membership units (“Merger Sub Units”). All Merger Sub Units are been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement and the Huntington Stock Plans, Huntington does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Huntington Common Stock or Merger Sub Units or any other equity securities of Huntington or Merger Sub or any securities representing the right to purchase or otherwise receive any shares of Huntington

Common Stock or Merger Sub Units. The shares of Huntington Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

                 (b)        All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of Huntington are owned by Huntington, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. §§ 55) and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

                 4.3        Authority; No Violation. (a) Huntington has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Huntington. The Board of Directors of Huntington has determined that this Agreement and the transactions contemplated hereby are in the best interests of Huntington and its stockholders and has directed that the issuance of Huntington Common Stock in connection with the Merger be submitted to Huntington’s stockholders for approval at a duly held meeting of such stockholders and, except for the approval of such issuance by the affirmative vote of a majority of votes cast on such proposal at such meeting, no other corporate proceedings on the part of Huntington are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Huntington and (assuming due authorization, execution and delivery by Sky) constitutes the valid and binding obligation of Huntington, enforceable against Huntington in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

                 (b)        Merger Sub has full limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the sole member of Merger Sub, and no other proceedings on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by Sky) constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

                 (c)        Neither the execution and delivery of this Agreement by Huntington or Merger Sub, nor the consummation by Huntington or Merger Sub of the transactions contemplated hereby, nor compliance by Huntington or Merger with any of the terms or provisions of this Agreement, will (i) violate any provision of the Huntington Charter or the Huntington Bylaws, (ii) violate any provision of Merger Sub’s Articles of Organization or LLC Agreement or (iii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Huntington, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Huntington or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Huntington or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (iii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.

                 4.4        Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the merger of the national and/or state Bank Subsidiaries of Sky and Huntington, the filing of applications and notices, as applicable, with the OCC or the Ohio DFI and the Federal Reserve Board and approval of such applications and notice, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with and acceptance for record by the SDAT pursuant to the MLLCA and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL, (v) any notices to or filings with the SBA, (vi) any notices or filings under the HSR Act, (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicably industry SRO, and the rules of the Nasdaq, or that are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Huntington Common Stock pursuant to this Agreement and approval of listing such Huntington Common Stock on the Nasdaq Stock Market, (ix) the approval of the issuance of Huntington Common Stock in connection with the Merger by the requisite vote of stockholders of Huntington, and (x) filings, if any, required as a result of the particular status of Sky, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Huntington or Merger Sub of this Agreement and (B) the consummation by Huntington or Merger Sub of the Merger and the other transactions contemplated by this Agreement.

                 4.5        Reports. Huntington and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2004 with the Regulatory Agencies and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2004, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Huntington and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Huntington, investigation into the business or operations of Huntington or any of its Subsidiaries since January 1, 2004. There (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Huntington or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Huntington since January 1, 2004.

                 4.6        Financial Statements. Huntington has previously made available to Sky copies of (i) the consolidated balance sheet of Huntington and its Subsidiaries as of December 31, 2003, 2004 and 2005, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended as reported in Huntington’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (as amended prior to the date hereof, the “Huntington 2005 10-K”) filed with the SEC under the Exchange Act, accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to the year ended December 31, 2003, and accompanied by the audit reports of Deloitte & Touche LLP, independent public accountants with respect to Huntington for the years ended December 31, 2004 and 2005, and (ii) the unaudited consolidated balance sheet of Huntington and its Subsidiaries as of September 30, 2005 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows of the three- and nine-month periods then ended, as reported in Huntington’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 (the “Huntington 10-Q”). The December 31, 2005 consolidated balance sheet of Huntington (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Huntington and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations, cash flows and changes in stockholders’ equity and consolidated financial position of Huntington and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Huntington and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

                 4.7        Broker’s Fees. Neither Huntington nor any Huntington Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Bear, Stearns & Co. Inc. and Lehman Brothers Inc., all of the fees and expenses of which shall be the sole responsibility of Huntington.

                 4.8        Absence of Certain Changes or Events. Except as publicly disclosed in the Forms 10-K, 10-Q and 8-K comprising the Huntington Reports (as defined in Section 4.12) filed prior to the date of this Agreement, from December 31, 2005 through and including the date of this Agreement, (i) Huntington and the Huntington Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to Huntington.

                 4.9        Legal Proceedings. (a) Except as set forth in Section 4.9 of the Huntington Disclosure Schedule, there is no pending, or, to Huntington’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity that is material to Huntington and its Subsidiaries, taken as a whole, in each case with respect to Huntington or any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations, is pending or, to the knowledge of Huntington, threatened.

                 (b)        There is no material Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries) imposed upon Huntington, any of its Subsidiaries or the assets of Huntington or any of its Subsidiaries.

                 4.10        Taxes and Tax Returns. Each of Huntington and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid or withheld all Taxes shown thereon as arising and has duly and timely paid or withheld all material Taxes that are due and payable or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Huntington’s most recent consolidated financial statements. There are no material disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes or assessments upon Huntington or any of its Subsidiaries.

                 4.11        Employee Benefits. For purposes hereof, the following terms shall have the following meaning:

                 A “Huntington Benefit Plan” means any material employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Huntington or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Huntington or any of its Subsidiaries or to which Huntington or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

                 “Huntington Employment Agreement” means a contract, offer letter or agreement of Huntington or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Huntington or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

                 “Huntington Plan” means any Huntington Benefit Plan other than a Multiemployer Plan.

                 (a)        Section 4.11(a) of the Huntington Disclosure Schedule includes a complete list of all material Huntington Benefit Plans and all material Huntington Employment Agreements.

                 (b)        With respect to each Huntington Plan, Huntington has delivered or made available to Sky a true, correct and complete copy of: (i) each writing constituting a part of such Huntington Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. Huntington has delivered or made available to Sky a true, correct and complete copy of each material Huntington Employment Agreement.

                 (c)        All material contributions required to be made to any Huntington Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Huntington Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements to the extent required by GAAP. Each Huntington Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

                 (d)        With respect to each Huntington Plan, Huntington and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Huntington Plans. Each Huntington Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Huntington Plan or the imposition of any material lien on the assets of Huntington or any of its Subsidiaries under ERISA or the Code. Section 4.11(d) of the Huntington Disclosure Schedule identifies each Huntington Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Huntington Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked or Huntington is entitled to rely on a favorable opinion issued by the IRS, and, to the knowledge of Huntington, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Huntington Qualified Plan or the related trust. No trust funding any Huntington Plan is intended to meet the requirements of Code Section 501(c)(9). None of Huntington and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Huntington Plans or their related trusts, Huntington, any of its Subsidiaries or any person that Huntington or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

                 (e)        With respect to each Huntington Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and, (ii) except as would not have, individually or in the aggregate, a Material Adverse Effect: (A) the fair market value of the assets of such Huntington Plan equals or exceeds the actuarial present value of all accrued benefits under such Huntington Plan (whether or not vested) on a termination basis; (B) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (C) all premiums to the PBGC have been timely paid in full; (D) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or would reasonably be expected to be incurred by Huntington or any of its Subsidiaries; and (E) the PBGC has not instituted proceedings to terminate any such Huntington Plan and, to Huntington’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Huntington Plan.

                 (f)        (i) No Huntington Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (ii) none of Huntington and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Huntington and its Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of Huntington or any of its Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the Huntington Benefit Plans. Without limiting the generality of the foregoing, neither Huntington nor any of its Subsidiaries, nor, to Huntington’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

                 (g)        Huntington and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Huntington and its Subsidiaries.

                 (h)        Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Huntington or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.

                 (i)        No labor organization or group of employees of Huntington or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Huntington’s knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of Huntington and its Subsidiaries is in material compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

                 4.12        SEC Reports. Huntington has previously made available to Sky an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive Proxy Statement filed since January 1, 2004 by Huntington with the SEC pursuant to the Securities Act or the Exchange Act (the “Huntington Reports”) and prior to the date of this Agreement and (ii) communication mailed by Huntington to its stockholders since January 1, 2004 and prior to the date of this Agreement, and no such Huntington Report or communication, as of the date of such Huntington Report or communication, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2004, as of their respective dates, all Huntington Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

                 4.13        Compliance with Applicable Law. (a) Huntington and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Huntington or any of its Subsidiaries (including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act and applicable limits on loans to one borrower), except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on Huntington.

                 (b)        Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, Huntington and each Huntington Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Huntington, any Huntington Subsidiary, or any director, officer or employee of Huntington or of any Huntington Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

                 (c)          Since the enactment of the Sarbanes-Oxley Act, Huntington has been in compliance in all material respects with (i) applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

                 4.14        Certain Contracts. (a) Except as set forth in the exhibit index for Huntington’s Annual Report on Form 10-K for the year ended December 31, 2005 or as permitted pursuant to Section 5.3 hereof or as set forth on Section 4.14 of Huntington Disclosure Schedule, neither Huntington nor any of its Subsidiaries is a party to or bound by (i) any Instruments of Indebtedness by Huntington or any of its Subsidiaries in an amount in excess in the aggregate of $50,000,000, other than those having a term of 30 days or less and other than deposit liabilities (collectively, “Huntington Instruments of Indebtedness”), (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any material respect (A) the ability of Huntington or its Subsidiaries to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of Huntington and its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Sky and its Subsidiaries, is or would be conducted, (iv) any contract or agreement providing for any payments that are conditioned, in whole or in part, on a change of control of Huntington or any of its Subsidiaries, (v) any collective bargaining agreement, and (vi) any contract or other agreement not made in the ordinary course of business which (A) is material to Huntington and its Subsidiaries taken as a whole or (B) which would reasonably be expected to materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (the agreements, contracts and obligations of the type described in clauses (i) through (vi) being referred to herein as “Huntington Material Contracts”). There are no provisions in any Huntington Instrument of Indebtedness that provide any restrictions on the repayment of the outstanding Indebtedness thereunder, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of the repayment of the outstanding Indebtedness thereunder prior to expiration.

                 (b)        Each Huntington Material Contract is valid and binding on Huntington (or, to the extent a Subsidiary of Huntington is a party, such Subsidiary) and, to the knowledge of Huntington, any other party thereto and is in full force and effect. Neither Huntington nor any of its Subsidiaries is in breach or default under any Huntington Material Contract except where any such breach or default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Huntington and its Subsidiaries taken as a whole. Neither Huntington nor any Subsidiary of Huntington knows of, or has received notice of, any violation or default under (nor, to the knowledge of Huntington, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Huntington Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Huntington and its Subsidiaries taken as a whole. Prior to the date hereof, Huntington has made available to Sky true and complete copies of all Huntington Material Contracts.

                 4.15        Agreements with Regulatory Agencies. Neither Huntington nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2004, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each, whether or not set forth in the Huntington Disclosure Schedule, a “Huntington Regulatory Agreement”), nor has Huntington or any of its Subsidiaries been advised since January 1, 2004, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Huntington Regulatory Agreement. Each Bank Subsidiary of Huntington is, and to the knowledge of Huntington, there has not been any event or occurrence since January 1, 2004 that could reasonably be expected to result in a determination that any such Bank Subsidiary is not “well capitalized” and “well managed” as a matter of U.S. federal banking law. Each Bank Subsidiary of Huntington has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

                 4.16        Derivative Transactions. Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, (i) all Derivative Transactions, whether entered into for the account of Huntington or for the account of a customer of Huntington or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and other policies, practices and procedures employed by Huntington and its Subsidiaries and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Huntington or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect, (ii) Huntington and each of its Subsidiaries have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to Huntington’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

                 4.17        Undisclosed Liabilities. Except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Huntington included in the Huntington 10-Q (including any notes thereto) , (ii) liabilities incurred in connection with this Agreement and the transactions contemplated thereby and (iii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006, since such date, neither Huntington nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Huntington.

                 4.18        Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Huntington of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Huntington, which liability or obligation is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington. To the knowledge of Huntington, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington. Huntington is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.

                 4.19        Reorganization. As of the date of this Agreement, neither Huntington nor Merger Sub is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

                 4.20        Internal Controls. (a) None of Huntington or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. Huntington and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

                 (b)        Huntington (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Huntington including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Huntington by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Huntington’s outside auditors and the audit committee of Huntington’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Huntington’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Huntington’s internal controls over financial reporting. These disclosures were made in writing by management to Huntington’s auditors and audit committee and a copy has previously been made available to Huntington. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

                 (c)        Since December 31, 2005, (i) through the date hereof, neither Huntington nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Huntington or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Huntington or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Huntington or any of its Subsidiaries, whether or not employed by Huntington or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Huntington or any of its officers, directors, employees or agents to the Board of Directors of Huntington or any committee thereof or to any director or officer of Huntington.

                 4.21        Huntington Information. The information relating to Huntington and its Subsidiaries that is provided by Huntington and Merger Sub for inclusion in the Joint Proxy Statement and the Form S-4, or the information relating to Huntington and its Subsidiaries that is provided by Huntington or Merger Sub or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder in all material respects.

                 4.22        Opinion. Prior to the execution of this Agreement, Huntington has received an opinion from each of Bear Stearns and Lehman Brothers Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to Huntington from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

                 4.23        Cash Consideration. Huntington has available to it sufficient funds to pay the aggregate Cash Consideration.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

                 5.1        Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, each of Huntington and Sky shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (iii) take no action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties to obtain, any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

                 5.2        Sky Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Sky Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Sky shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Huntington, which shall not be unreasonably withheld:

                 (a)        (i) other than dividends and distributions by a direct or indirect Subsidiary of Sky to Sky or any direct or indirect wholly owned Subsidiary of Sky, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock (except for regular quarterly cash dividends with customary record dates and payment dates and not to exceed $0.25 per share on Sky Common Stock), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of Sky Stock Options or settlement of Sky Unit Awards that are outstanding as of the date hereof in accordance with their present terms, or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of Sky or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the issuance of Sky Common Stock upon the exercise of Sky Stock Options or settlement of Sky Stock Unit Awards that are outstanding as of the date hereof in accordance with their present terms, including the withholding of shares of Sky Common Stock to satisfy the exercise price or Tax withholding);

                 (b)        issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities, including any restricted shares of Sky Common Stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including any Sky Stock Options and Sky Unit Awards (other than the issuance of Sky Common Stock upon the exercise of Sky Stock Options or settlement of Sky Stock Unit Awards that are outstanding as of the date hereof in accordance with their present terms);

                 (c)        amend its certificate of incorporation, by-laws or other comparable organizational documents;

                 (d)        (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except inventory or other similar assets in the ordinary course of business consistent with past practice or (ii) open, acquire, close or sell any branches;

                 (e)        sell, lease, license, mortgage or otherwise encumber or subject to any Lien, or otherwise dispose of any of its properties or assets other than securitizations and other transactions in the ordinary course of business consistent with past practice or create any security interest in such assets or properties other than in the ordinary course of business consistent with past practice;

                 (f)        except for borrowings having a maturity of not more than 30 days under existing credit facilities (or renewals, extensions or replacements therefor that do not increase the aggregate amount available thereunder and that do not provide for any termination fees or penalties, prohibit pre-payments or provide for any pre-payment penalties, or contain any like provisions limiting or otherwise affecting the ability of Sky or its applicable Subsidiaries or successors from terminating or pre-paying such facilities, or contain financial terms less advantageous than existing credit facilities, and as they may be so renewed, extended or replaced, (“Credit Facilities”)) that are incurred in the ordinary course of business consistent with past practice and with respect to which Sky consults with Huntington on a basis not less frequently than weekly, or for borrowings under Credit Facilities or other lines of credit or refinancing of indebtedness outstanding on the date hereof in additional amounts not to exceed $20,000,000, incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than Sky or any wholly owned Subsidiary thereof), or, other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries and as a result of ordinary advances and reimbursements to employees and endorsements of banking instruments;

                 (g)        change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles;

                 (h)        change in any material respects its underwriting, operating, investment or risk management or other similar policies of Sky or any of its Subsidiaries;

                 (i)        make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

                 (j)        other than in the ordinary course of business consistent with past practice, terminate or waive any material provision of any material agreement, contract or obligation (collectively, “Contracts”) other than normal renewals of Contracts without materially adverse changes, additions or deletions of terms, or enter into or renew any agreement or contract or other binding obligation of Sky or its Subsidiaries containing (i) any restriction on the ability of Sky and its Subsidiaries, or, after the Merger, Huntington and its Subsidiaries, to conduct its business as it is presently being conducted or currently contemplated to be conducted after the Merger or (ii) any restriction on Sky or its Subsidiaries, or, after the Merger, Huntington and its Subsidiaries, in engaging in any type or activity or business;

                 (k)        (i) incur any capital expenditures in excess of $200,000 individually or $1,000,000 in the aggregate or (ii) enter into any agreement obligating Sky to spend more than $200,000 individually or $1,000,000 in the aggregate;

                 (l)        except as required by agreements or instruments in effect on the date hereof, alter in any material respect, or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which Sky directly or indirectly holds any equity or ownership interest on the date hereof (other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice);

                 (m)        except as required by the terms of Sky Benefit Plans or Sky Employment Agreements as in effect on the date hereof or by applicable Law (including, Section 409A of the Code) or as provided by this Agreement, (i) grant to any current or former director, officer, employee, consultant or other service provider of Sky or its Subsidiaries any increase in compensation, except for annual salary or wage increases in the ordinary course of business consistent with past practice not to exceed 3.0% in the aggregate, (ii) grant to any current or former director, officer, employee, consultant or service provider any increase in severance or termination pay, except for any such increases to employees who are not officers in the ordinary course of business consistent with past practice, (iii) increase the compensation or benefits provided under , or otherwise amend, any Sky Plan or Sky Employment Agreement, (iv) modify any Sky Stock Option or other equity-based award, (v) make any discretionary contributions or payments to any trust or other funding vehicle, except for contributions or payments in the ordinary course of business consistent with past practice, (vi) accelerate the payment or vesting of any payment or benefit provided or to be provided to any director, officer, employee, consultant or other service provider or otherwise pay any amounts not due such individual, (vii) enter into any new or amend any existing employment or consulting agreement with any director or officer of Sky, or (viii) establish, adopt or enter into any collective bargaining agreement;

                 (n)        agree or consent to any material agreement or material modifications of existing agreements with any Governmental Entity in respect of the operations of its business, except as required by law;

                 (o)        pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $200,000 individually or $1,000,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

                 (p)         restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, except in consultation (in advance of any restructuring or material change except to the extent not commercially practicable) with Huntington, or the manner in which the portfolio is classified or reported;

                 (q)         issue any broadly distributed communication of a general nature to Employees (including general communications relating to benefits and compensation) or customers without the prior approval of Huntington (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or other transactions contemplated hereby;

                 (r)         take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

                 (s)         take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby;

                 (t)         take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

                 (u) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

                 5.3        Huntington Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Huntington shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Sky, (i) amend, repeal or otherwise modify any provision of the Huntington Charter or the Huntington Bylaws (other than those that would not be adverse to Sky or its shareholders or those that would not impede Huntington’s or Merger Sub’s ability to consummate the transactions contemplated hereby, and other than any provisions relating to the preferred stock of Huntington), (ii) amend, repeal or otherwise modify any provision of Merger Sub’s Articles of Organization or LLC Agreement (other than those that would not be adverse to Sky or its shareholders or those that would not impede Huntington’s or Merger Sub’ ability to consummate the transactions contemplated hereby), (iii) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (iv) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law, (v) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, in any case to the extent such action would be reasonably expected to prevent, or materially impede or delay, the consummation of the transactions contemplated by this Agreement or (vi) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

                 6.1        Regulatory Matters. (a) Huntington and Sky shall promptly prepare and file with the SEC the Joint Proxy Statement and Huntington shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Huntington and Sky shall use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the parties shall thereafter mail or deliver the Joint Proxy Statement to its respective shareholders or stockholders, as applicable. Huntington shall file the opinions described in Sections 7.2(c) and 7.3(c) with the SEC by post-effective amendment to the Form S-4. Huntington shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Sky shall furnish all information concerning Sky and the holders of Sky Common Stock as may be reasonably requested in connection with any such action.

                 (b)        The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Sky and Huntington shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Sky or Huntington, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Huntington to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a material adverse effect on Huntington and its Subsidiaries (including the Surviving Company after giving effect to the Merger) taken as a whole after the Effective Time (a “Materially Burdensome Regulatory Condition”). In addition, Sky agrees to cooperate and use its reasonable best efforts to assist Huntington in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of Sky and Huntington following consummation of the Merger.

                 (c)        Each of Huntington and Sky shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders or stockholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Huntington, Sky or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

                 (d)        Each of Huntington, Merger Sub and Sky shall promptly advise the other upon receiving any communication from any Governmental Entity consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

                 6.2         Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Sky and Huntington shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause its Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other may reasonably request. Sky shall, and shall cause each of its Subsidiaries to, provide to Huntington a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that such party is not permitted to disclose under applicable law). Neither Sky nor Huntington nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                 (b)        All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of July 26, 2006 (the “Confidentiality Agreement”).

                 (c)        No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

                 6.3        Shareholder Approval. Sky and Huntington shall each call a meeting of their respective shareholders and stockholders, as applicable, to be held as soon as reasonably practicable for the purpose of obtaining the requisite shareholder or stockholder approval required in connection with this Agreement and the Merger (the “Sky Shareholder Meeting” and the “Huntington Stockholder Meeting,” respectively), and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Sky has resolved to recommend to Sky’s shareholders that such shareholders vote in favor of the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the “Sky Recommendation”) and shall use reasonable best efforts to obtain such approval and adoption. Unless otherwise directed in writing by Huntington, this Agreement and the Merger shall be submitted to the shareholders of Sky at the Sky Shareholder Meeting for the purpose of approving the Agreement and the Merger. The Board of Directors of Huntington has resolved to recommend to its stockholders that such stockholders vote in favor of the approval of the issuance of shares of Huntington Common Stock in connection with the Merger (the “Huntington Recommendation”) and shall use reasonable best efforts to obtain such approval. Unless otherwise directed in writing by Sky, such share issuance proposal shall be submitted to the stockholders of Huntington at the Huntington Stockholder Meeting for the purpose of approving such issuance of shares of Huntington Common Stock in connection with the Merger.

                 6.4        Legal Conditions to Merger. Subject to Section 6.1(b), each of Huntington and Sky shall, and shall cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Sky or Huntington or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

                 6.5        Affiliates. Sky shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Sky to deliver to Huntington, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of the Sky shareholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit B.

                 6.6        Nasdaq Approval. Huntington shall cause the shares of Huntington Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

                 6.7        Employee Matters. (a) From and after the Effective Time, the employees of Sky and its Subsidiaries who are employed by the Surviving Company as of the Effective Time (the “Assumed Employees”) and who remain employed with the Surviving Company thereafter will be offered participation and coverage under Huntington Benefit Plans that are no less favorable than the plans generally in effect for similarly situated employees of Huntington and its Subsidiaries; provided, that continued participation and coverage following the Effective Time under the Sky Benefit Plans as in effect immediately prior to the Effective Time shall be deemed to satisfy the obligations under this sentence, it being understood that the Assumed Employees may commence participating in the comparable Huntington Benefit Plans on different dates following the Effective Time with respect to different comparable Huntington Benefit Plans. Notwithstanding any provision of this Section 6.7(a) to the contrary, each Assumed Employee (other than those with individual agreements providing for severance or “change of control” benefits) whose employment terminates during the 12-month period from and after the Effective Time shall receive the greater of the severance pay and benefits under (i) the Huntington Transition Pay Plan, in accordance with the terms thereof as in effect from time to time, or (ii) the Sky Severance Pay Plan, in accordance with the terms thereof as in effect immediately prior to the Effective Time, in either case to be calculated, on the basis of the Assumed Employee’s service at the time of termination of employment and the greater of the Assumed Employee’s compensation (A) at the time of termination of employment or (B) as in effect immediately prior to the Effective Time. Such severance benefits shall be provided in all cases under the terms and procedures set forth in the Huntington Transition Pay Plan, except with regard to the benefit formula as stated above.

                 (b)        Huntington shall cause each Huntington Benefit Plan in which Assumed Employees are eligible to participate to take into account for purposes of eligibility, vesting and benefit accruals under the Huntington Benefit Plans (other than benefit accruals under any of Huntington’s tax-qualified and non-qualified defined benefit pension plans) the service of such employees with Sky and its Subsidiaries (and any predecessor entities) to the same extent as such service was credited for such purpose by Sky and its Subsidiaries; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service or with respect to newly implemented plans for which prior service is not taken into account. Nothing herein shall limit the ability of Huntington, Merger Sub or the Surviving Company to amend or terminate any of the Sky Benefit Plans or Huntington Benefits Plans in accordance with their terms at any time.

                 (c)        At and following the Effective Time, Huntington will cause the Surviving Company to honor the obligations of Sky or any of its Subsidiaries as of the Effective Time under the provisions of the Sky Benefit Plans and Sky Employment Agreements, provided that this provision shall not prevent the Surviving Company from amending, suspending or terminating any such plans or agreements to the extent permitted by the respective terms of such plans or agreement.

                 (d)        If Assumed Employees become eligible to participate in a medical, dental or health plan of Huntington or its Subsidiaries, Huntington shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Huntington, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time for the year in which the Effective Time or participation in such medical, dental or health plan of Huntington, as applicable, occurs, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous medical, dental or health plan of Sky prior to the Effective Time for the year in which the Effective Time or participation in such medical, dental or health plan of Huntington, as applicable, occurs.

                 (e)        As of the Effective Time, the Surviving Company shall take all action necessary to effectuate the agreements set forth in Section 6.7(e) of the Huntington Disclosure Schedule.

                 6.8        Indemnification; Directors’ and Officers’ Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Sky or any of its Subsidiaries or who is or was serving at the request of Sky or any of its Subsidiaries as a director or officer of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of Sky or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. From and after the Effective Time, Huntington shall indemnify and hold harmless, as and to the fullest extent currently provided under applicable law, the Sky Articles, the Sky Regulations and any agreement set forth in Section 6.8 of the Sky Disclosure Schedule, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

                 (b)        Huntington shall cause the individuals serving as officers and directors of Sky or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Sky (provided that Huntington may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall Huntington be required to expend more than 250% per year of coverage of the amount currently expended by Sky per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto, and (iii) if Huntington is unable to maintain or obtain the insurance called for by this Section 6.8, Huntington shall obtain as much comparable insurance as available for the Maximum Amount, and (iv) such Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to Huntington’s insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of persons who are officers and directors of Huntington as of the date hereof.

                 (c)        The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                 6.9        Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Huntington, on the one hand, and a Subsidiary of Sky, on the other) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Huntington.

                 6.10        Advice of Changes. Each of Huntington, Merger Sub and Sky shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.10 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

                 6.11        Dividends. After the date of this Agreement, Sky shall coordinate with Huntington the declaration of any dividends in respect of Sky Common Stock and the record dates and payment dates relating thereto such that holders of Sky Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Sky Common Stock and any shares of Huntington Common Stock any such holder receives in exchange therefor in the Merger.

                 6.12        Exemption from Liability Under Section 16(b). Huntington and Sky agree that, in order to most effectively compensate and retain Sky Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Sky Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Sky Common Stock, Sky Stock Options and Sky Stock Unit Awards into shares of Huntington Common Stock, Assumed Stock Options and Assumed Stock Unit Awards, as applicable, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.12. Assuming that Sky delivers to Huntington the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Huntington, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Sky Insiders of Huntington Common Stock in exchange for shares of Sky Common Stock, of options on Huntington Common Stock upon conversion of options on Sky Common Stock, and of Assumed Stock Unit Awards upon conversion of Sky Stock Unit Awards, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. “Section

16 Information” shall mean information accurate in all material respects regarding Sky Insiders, the number of shares of Sky Common Stock held by each such Sky Insider and expected to be exchanged for Huntington Common Stock in the Merger, and the number and description of the options or stock unit awards on Sky Common Stock held by each such Sky Insider and expected to be converted into options on Huntington Common Stock or Assumed Stock Unit Awards, as applicable, in connection with the Merger; provided that the requirement for a description of any Sky Stock Options and Sky Stock Unit Awards shall be deemed to be satisfied if copies of all Sky Stock Plans, and forms of agreements evidencing grants thereunder, under which such Sky Stock Options and Sky Stock Unit Awards have been granted, have been made available to Huntington. “Sky Insiders” shall mean those officers and directors of Sky who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

6.13 No Solicitation.

                  (a)         None of Sky or Huntington (each, a “No-Shop Party”) or its respective Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of such No-Shop Party or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving such No-Shop Party or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of a No-Shop Party shall be permitted, prior to the meeting of shareholders or stockholders, as applicable, of such No-Shop Party to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.13 and to first entering into a confidentiality agreement with the person proposing such Acquisition Proposal on terms substantially similar to, and no less favorable to such No-Shop Party than, those contained in the Confidentiality Agreement, to consider and participate in discussions and negotiations with respect to a bona fide Acquisition Proposal received by such No-Shop Party, if and only to the extent that the Board of Directors of such No-Shop Party reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties.

                  As used in this Agreement, “Alternative Transaction” means, in respect of either No-Shop Party, any of (i) a transaction pursuant to which any person (or group of persons) other than the other No-Shop Party or its affiliates, directly or indirectly, acquires or would acquire more than 25 percent of the outstanding shares of Sky Common Stock or Huntington Common Stock, as applicable, or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from such No-Shop Party, or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving such No-Shop Party (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) other than the other No-Shop Party or its affiliates acquires or would acquire control of assets

(including for this purpose the outstanding equity securities of subsidiaries of such No-Shop Party and securities of the entity surviving any merger or business combination including any of its Subsidiaries) of such No-Shop Party or any of its subsidiaries representing more than 25 percent of the fair market value of all the assets, net revenues or net income of such No-Shop Party and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving such No-Shop Party or any of its subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Sky Common Stock or Huntington Common Stock, as applicable, immediately prior to such transaction do not, in the aggregate, own at least 75 percent of each of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Sky Common Stock or Huntington Common Stock, as applicable, immediately prior to the consummation thereof; provided, however, that for purposes of Section 8.3(a) of this Agreement, each reference to “25 percent” or “75 percent” in this definition shall be deemed to be a reference to “50 percent.”

                 (b)        Each No-Shop Party shall notify the other No-Shop Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to such No-Shop Party or any of its Subsidiaries or for access to the properties, books or records of such No-Shop Party or any of its Subsidiaries by any Person or entity that informs the Board of Directors of such No-Shop Party or any Subsidiary of such No-Shop Party that it is considering making, or has made, an Acquisition Proposal. Such notice to the other No-Shop Party shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of such No-Shop Party or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. Each No-Shop Party shall keep the other No-Shop Party fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. Each No-Shop Party shall also promptly, and in any event within 24 hours, notify the other No-Shop Party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 6.13(a).

                 (c)        Nothing contained in this Section 6.13 shall prohibit a No-Shop Party or its Subsidiaries from taking and disclosing to its shareholders or stockholders, as applicable, a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

                 (d)        Each No-Shop Party and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the other No-Shop Party) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than the other No-Shop Party who have been furnished confidential information regarding such first No-Shop Party in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Each No-Shop Party agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which such No-Shop Party or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

                  (e)        Each No-Shop Party shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of such No-Shop Party or its Subsidiaries are aware of the restrictions described in this Section 6.13 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.13 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of a No-Shop Party or its Subsidiaries, at the direction or with the consent of such No-Shop Party or its Subsidiaries, shall be deemed to be a breach of this Section 6.13 by such No-Shop Party.

                  6.14        Transition. (a) Commencing following the date hereof, Huntington and Sky shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration, from and after the Closing, of Sky and its Subsidiaries with the businesses of Huntington and its Subsidiaries. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations, the continuous operation of Sky and its Subsidiaries in the ordinary course of business and applicable law, Sky shall cause the employees and officers of Sky and its Subsidiaries, including the Bank, to cooperate with Huntington in performing tasks reasonably required in connection with such integration.

                  (b)        Huntington and Sky agree to consult with respect to their litigation and real estate valuation policies and practices. Sky shall continue to utilize its existing loan policies and practices (including loan classifications and levels of reserves); provided, however, that, subject to applicable law, Sky shall not unreasonably withhold or delay its consent to any reasonable request by Huntington that Sky make modifications or changes thereto and Sky shall make such changes promptly after granting any such consent or at such later date as the parties may agree. Huntington and Sky shall also, subject to applicable law, consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby, and shall take such charges as Huntington shall reasonably request. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.14.

6.15 Commitments to Sky’s Communities.

                  (a)        Following the Effective Time, Huntington shall use reasonable best efforts, in light of business and market conditions, to maintain employment of at least 100 employees in Bowling Green, Ohio and at least 100 employees in Salineville, Ohio.

                  (b)        During the five-year period from and after the Effective Time, Huntington shall contribute to the Sky Foundation $5 million as a separate endowment within, and to be managed by, the Sky Foundation. Such contribution shall be used to maintain Sky’s charitable commitments to the communities in Sky’s former market areas through the Sky Foundation at substantially the same levels as prior to the Effective Time.

                 (c)        The commitments set forth in this Section 6.15 will be reflected in the minutes of Huntington following the Closing Date.

ARTICLE VII

CONDITIONS PRECEDENT

                 7.1        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a)        Shareholder Approval. (i) This Agreement and the Merger contemplated thereby shall have been approved and adopted by the requisite affirmative vote of the holders of Sky Common Stock entitled to vote thereon, and (ii) the issuance of Huntington Common Stock in connection with the Merger shall have been approved by the requisite affirmative vote of the holders of Huntington Common Stock entitled to vote thereon.

                 (b)        Nasdaq Listing. The shares of Huntington Common Stock to be issued to the holders of Sky Common Stock upon consummation of the Merger shall have been authorized for quotation on the Nasdaq, subject to official notice of issuance.

                 (c)        Regulatory Approvals. All regulatory approvals set forth in Sections 3.4 and 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Requisite Regulatory Approvals”).

                 (d)        Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                 (e)        No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

                 7.2        Conditions to Obligations of Huntington and Merger Sub. The obligation of Huntington and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Huntington and Merger Sub, at or prior to the Effective Time, of the following conditions:

                (a)        Representations and Warranties. The representations and warranties of Sky set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Sky (other than representations or warranties contained in Sections 3.1(a) (first sentence only), 3.1(b), 3.2, 3.3(a) and 3.7 which shall be true and correct in all material respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Sky, has had or would reasonably be expected to result in a Material Adverse Effect on Sky, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; and Huntington shall have received a certificate signed on behalf of Sky by the Chief Executive Officer or the Chief Financial Officer of Sky to the foregoing effect.

                (b)        Performance of Obligations of Sky. Sky shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Huntington shall have received a certificate signed on behalf of Sky by the Chief Executive Officer or the Chief Financial Officer of Sky to such effect.

                (c)        Federal Tax Opinion. Huntington shall have received the opinion of its counsel, Davis Polk & Wardwell, in form and substance reasonably satisfactory to Huntington, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Sky and Huntington, reasonably satisfactory in form and substance to it.

                (d)        No Materially Burdensome Regulatory Condition. None of the Requisite Regulatory Approvals shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.

                7.3        Conditions to Obligations of Sky. The obligation of Sky to effect the Merger is also subject to the satisfaction or waiver by Sky at or prior to the Effective Time of the following conditions:

                (a)        Representations and Warranties. The representations and warranties of Huntington and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Huntington or Merger Sub (other than representations or warranties in Sections 4.1(a) (first sentence only), 4.1(b), 4.2, 4.3(a) and 4.7 which shall be true and correct in all material respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Huntington or Merger Sub, has had or would reasonably be expected to result in a Material Adverse Effect on Huntington, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; and Sky shall have received a certificate signed on behalf of Huntington by the Chief Executive Officer or the Chief Financial Officer of Huntington to the foregoing effect.

                (b)        Performance of Obligations of Huntington and Merger Sub. Each of Huntington and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Sky shall have received a certificate signed on behalf of Huntington and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Huntington to such effect.

                (c)        Federal Tax Opinion. Sky shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Sky, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Sky and Huntington, reasonably satisfactory in form and substance to it.

ARTICLE VIII

TERMINATION AND AMENDMENT

                8.1        Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Sky or stockholders of Huntington:

                (a)        by mutual consent of Sky and Huntington in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its respective entire Board of Directors;

                (b)        by either the Board of Directors of Sky or the Board of Directors of Huntington if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

                (c)        by either the Board of Directors of Sky or the Board of Directors of Huntington if the Merger shall not have been consummated on or before December 31, 2007 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

                (d)        by either the Board of Directors of Huntington or the Board of Directors of Sky if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Sky, in the case of a termination by Huntington, or Huntington or Merger Sub, in the case of a termination by Sky, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

                (e)        By the Board of Directors of Huntington if Sky has (i) failed to make the Sky Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Huntington, (ii) failed to substantially comply with its obligations under Section 6.3 or 6.13 or (iii) recommended or endorsed, or proposed or resolved to recommend or endorse, an Alternative Transaction involving Sky;

                (f)        By the Board of Directors of Sky if Huntington has (i) failed to make the Huntington Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Huntington, (ii) failed to substantially comply with its obligations under Section 6.3 or 6.13 or (iii) recommended or endorsed, or proposed or resolved to recommend or endorse, an Alternative Transaction involving Huntington; or

                (g)        By either Huntington or Sky, if the requisite shareholder vote in connection with this Agreement and the Merger shall not have been obtained at Sky Shareholders Meeting or if the requisite stockholder vote in connection with this Agreement and the Merger shall not have been obtained at the Huntington Stockholders Meeting.

                8.2        Effect of Termination. In the event of termination of this Agreement by either Sky or Huntington as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Sky, Huntington, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.2, 9.3, 9.8 and 9.9 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Sky nor Huntington shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                8.3        Termination Fee. (a) In the event that (A) a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders/stockholders, senior management or Board of Directors of Sky or Huntington, as applicable, or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving Sky or Huntington, as applicable, after the date of this Agreement (the party to which this clause (A) applies is referred to in this Section 8.3(a) as the “applicable party”), (B) thereafter this Agreement is terminated (i) pursuant to Sections 8.1(g) or 8.1(c) following the failure to receive the requisite approval of the applicable party’s shareholders or stockholders, or (ii) pursuant to Section 8.1(d) as a result of a willful breach by the applicable party, and (C) prior to the date that is twelve (12) months after the date of such termination the applicable party consummates an Alternative Transaction or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, then the applicable party shall on the date an Alternative Transaction is consummated or any such letter executed or agreement entered into, pay the other party a fee equal to $125 million (the “Termination Fee”) by wire transfer of same day funds.

                (b)        In the event this Agreement is terminated by Huntington pursuant to Section 8.1(e), then Sky shall pay Huntington the Termination Fee by wire transfer of same day funds on the date of termination. In the event this Agreement is terminated by Sky pursuant to Section 8.1(f), then Huntington shall pay Sky the Termination Fee by wire transfer of same day funds on the date of termination.

                (c)        Each of Huntington and Sky acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if any party fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such first party for the fee set forth in this Section 8.3, the other party shall pay to such first party its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

                8.4        Amendment. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors or sole member, as applicable, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Sky or the stockholders of Huntington; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Sky or the stockholders of Huntington, there may not be, without further approval of such shareholders and/or stockholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                8.5        Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Sky and stockholders of Huntington, there may not be, without further approval of such shareholders or stockholders, as applicable, any extension or waiver of this Agreement or any portion hereof that changes the amount or form of the consideration to be delivered to the holders of Sky Common Stock under this Agreement, other than as contemplated by this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

                9.1        Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

                9.2        Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Articles I, II and IX and Sections 6.7, 6.8, 6.9 and 6.15.

                9.3        Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Sky and Huntington.

                9.4        Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Sky, to:

Sky Financial Group, Inc.
P.O. Box 428
211 South Church Street
Bowling Green, Ohio 43402
	Attention:	W. Granger Souder, Esq.
	Facsimile:	(419) 254-6345

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	Edward D. Herlihy, Esq.
Lawrence S. Makow, Esq.
	Facsimile:	(212) 403-2000

(b)	if to Huntington or Merger Sub, to:

Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287
	Attention:	Richard A. Cheap, Esq.
General Counsel and Secretary
	Facsimile:	(614) 480-5485

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
	Attention:	George R. Bason, Jr., Esq.
John H. Butler, Esq.
	Facsimile:	(212) 450-3800

                9.5        Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Sky Disclosure Schedule and the Huntington Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

                9.6        Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

                9.7        Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

                9.8        Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of Ohio applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles, except to the extent the laws of the State of Maryland apply. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Columbus, Ohio, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.4 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                9.9        Publicity. Neither Sky nor Huntington shall, and neither Sky nor Huntington shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Huntington, in the case of a proposed announcement or statement by Sky, or Sky, in the case of a proposed announcement or statement by Huntington; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

                9.10        Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

                9.11        Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in Columbus, Ohio, in addition to any other remedy to which they are entitled at law or in equity.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, Huntington Bancshares Incorporated, Penguin Acquisition, LLC and Sky Financial Group, Inc.
have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HUNTINGTON BANCSHARES
INCORPORATED

By: /s/ Thomas E. Hoaglin
Name: Thomas E. Hoaglin
Title: Chairman and Chief Executive Officer

PENGUIN ACQUISITION, LLC

By: /s/ Thomas E. Hoaglin
Name: Thomas E. Hoaglin
Title: Chairman and Chief Executive Officer

SKY FINANCIAL GROUP, INC.

By: /s/ Marty E. Adams
Name: Marty E. Adams
Title: Chairman, President and Chief Executive Officer